EXHIBIT 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. THIS NOTE IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DESCRIBED BELOW.

SENETEK PLC

SECOND AMENDED AND RESTATED

SENIOR SECURED NOTE DUE APRIL 1, 2007

No. 07-B	April 14, 1999
$

FOR VALUE RECEIVED, the undersigned, SENETEK PLC, a corporation organized and existing under the laws of England (herein called the “Company”), hereby promises to pay to                                          (the “Holder”) at such bank or other financial institution and account therein as shall be designated by the Holder, the principal sum of                                      ($            ) with the aggregate principal amount due and payable as set forth in Section 2 below, with interest (computed on the basis of a 360-day year of twelve 30-day months and compounded daily) on the unpaid balance thereof from the date hereof (subject to the last sentence of this paragraph) until August 31, 2003 at the rate of 8.0% per annum, from September 1, 2003 until March 31, 2004 at the rate of 8.5% per annum, and thereafter at the rate of 9.75% per annum, payable semi-annually on the last day of June and December in each year until the earlier of April 1, 2007 (the “Maturity Date”) or the date on which the aggregate principal amount due and payable under the Note has been pre-paid in full in accordance with the terms of this Note. Interest not paid on the due date for payment thereof shall be capitalized and added to the principal amount outstanding under this Note. The Company will pay interest on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate equal to 12% per annum. If any portion of the principal payments due pursuant to Section 2 of this Note is not paid in full on the date specified therein, the interest rate on the unpaid principal balance of the Note shall be permanently increased to 12% per annum until the Note has been paid in full.

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Securities Purchase Agreement, dated as of April 14, 1999, as amended (the “Purchase Agreement”), between the Company and Silver Creek Investments, Ltd., Dandelion Investments, Ltd., Bomoseen Investments, Ltd., and Elstree Holdings, Ltd. (the “Investors”).

2. Amortization. Payments of the principal amount due hereunder shall be made by the Company as follows:

(a) On April 1, 2004, the Company shall pay to the Holder the greater of (i)                                      ($            ) or (ii) 6.5% of the Company’s Free Cash Flow (as defined below) for the fiscal year ending on December 31, 2003. For the purposes of this Note, “Free Cash Flow” shall be defined as the Company’s net income plus or minus the Company’s non-cash income and expenses, depreciation, amortization, stock compensation expense and deferred revenue, calculated in accordance with United States generally accepted accounting principles as applied by the Company in its audited financial statements;

(b) On April 1, 2005, the Company shall pay to the Holder the greater of (i)                                      ($            ) or (ii) 6.5% of the Company’s Free Cash Flow for the fiscal year ending on December 31, 2004;

(c) On April 1, 2006, the Company shall pay to the Holder the greater of (i)                                      ($            ) or (ii) 6.5% of the Company’s Free Cash Flow for the fiscal year ending on December 31, 2005;

(d) On the Maturity Date, the Company shall pay to the Holder the remaining balance of the principal amount of the Note;

(e) The Company shall be entitled to prepay the outstanding principal amount of the Note, in whole or in part, at any time without penalty or premium.

3. Payments.

(a) Payments of principal are to be made in immediately available funds in the manner provided for in the Purchase Agreement, in lawful money of the United States of America.

(b) Payments of interest are to be made (i) in immediately available funds in the manner provided for in the Purchase Agreement, in lawful money of the United States of America, or (ii) at the Company’s option, by the issuance on the applicable interest payment date of such number of Ordinary Shares, which Ordinary Shares shall be registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, which when each Ordinary Share is multiplied by its Fair Market Value the product shall equal the amount of interest due under this Note on the applicable interest payment date. For purposes of the preceding sentence, “Fair Market Value” shall mean the average of the daily closing sales prices for American Depositary Shares representing Ordinary Shares for the five (5) consecutive trading days commencing eight (8) trading days prior to the date interest is to be paid in accordance with this Section 3(b), as reported in The Wall Street Journal, or if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors or as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, or if the American Depositary Shares are not on the National Market List, the average of the closing reported bid and asked prices on such day in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Company.

4. Issuance. This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Purchase Agreement. The obligations of the Company evidenced by this Note are secured on a pari passu basis pursuant to the Security Agreement, the Pledge Agreement, the Guaranty and the Patent and Trademark Security Agreement; provided, that any liability in connection with any issue or proposed issue of Ordinary Shares by the Company in satisfaction of interest payments pursuant to this Note shall not be subject to such security interest. The Holder is entitled to the benefits of the Purchase Agreement, the Security Agreement, the Pledge Agreement, the Guaranty, the U.K. Security Agreement and the Patent and Trademark Security Agreement and is bound by their provisions.

5. Usury. Notwithstanding any provision to the contrary contained in this Note or any of the other Transaction Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of the Notes, accrued or paid from the date hereof and (ii) any other amounts accrued or paid pursuant to the Notes or any of the other Transaction Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by the Notes from the date hereof, ever exceed the maximum nonusurious rate of interest permitted for that day under the applicable law (the “Ceiling Rate”). By acceptance of this Note, the Company and the Holder agree that it is their common and overriding intent to contract in strict compliance with applicable federal and New York usury laws (and the usury laws of any other jurisdiction whose usury laws are deemed to apply to the Notes or any of the other Transaction Documents despite the intention and desire of the parties to apply the usury laws of the State of New York, including, without limitation, the laws of the State of California). In furtherance thereof, none of the terms of the Notes or any of the other Transaction Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. The Company or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by the Notes shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on the Notes during their full term produces a rate which exceeds the Ceiling Rate, the holders of the Notes shall credit against the principal of the Notes (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on the Notes to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Notes, so that the interest rate is uniform throughout the full term of the Notes. The provisions of this Section 5 shall control all agreements, whether now or hereafter existing and whether written or oral, between the Company and the Holder.

6. Loss, Destruction of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company (the original Noteholder’s indemnity being satisfactory indemnity in the event of loss, theft or destruction of any Notes owned by such holder), or in the event of such mutilation upon surrender and cancellation of this Note, the Company will make and deliver a new Note, of like tenor, as provided for in such lost, stolen, destroyed or mutilated Note, in lieu of such lost, stolen, destroyed or mutilated Note. Any Notes issued under the provisions of this Section 6 in lieu of any Note alleged to be lost, destroyed or stolen, or of any mutilated Note, shall constitute an original contractual obligation on the part of the Company.

7. Registered Note. This Note is a registered Note and, to the extent provided in and subject to the terms of the Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company shall treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

8. Default. In case an Event of Default, as defined in the Purchase Agreement, shall occur, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Purchase Agreement.

9. Amendments. Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally or in writing, provided that any term of this Note may be amended or the observance of such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent (which consent shall specifically refer to the term to be changed, waived, discharged or terminated) of the Company and the holders of the Notes that represent in the aggregate at least a majority of the total principal amount of the Notes then outstanding (whether or not the Holder of this Note consents).

10. Severability. If in any jurisdiction, any provision of this Note or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

11. Notice. Any notice or document required or permitted by this Note to be given to a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid certified mail, return receipt requested, to such party addressed as follows:

(i) If to the Company:	Senetek PLC
620 Airport Road
Napa, California 94558
Attention: Chairman and CEO

copy to:	Coudert Brothers LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Anthony Williams, Esq.

(ii) If to the Holder:	c/o Robert T. Tucker, Esq.
61 Purchase Street, Suite 2R
Rye, New York 10580

Notice so mailed shall be deemed to have been given upon receipt if delivered personally or on the fifth business day next following the date of the returned receipt. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is delivered. Any party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

12. Governing Law; Choice Of Forum; Certain Consents; Waiver Of Jury Trial, Counterclaim, Setoff. This Note shall be deemed to have been made in New York, New York. This Note and the rights granted herein shall be governed by and construed and enforced under the laws of the State of New York (without giving effect to any conflicts of law rules or principles, other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). Any judicial proceeding brought by or against the Company with respect to this Note or any related Note shall be brought in any court of competent jurisdiction in the United States of America in the Southern District of New York, and, by execution and delivery of this Note, the Company accepts the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. If any action is commenced in any other jurisdiction the parties hereto hereby consent to the removal of such action to the United States District Court for the Southern District of New York. The Company hereby irrevocably designates Coudert Brothers LLP-New York as the designee, appointee and agent of the Company to receive, for and on behalf of the Company, service of process in the above described jurisdiction in any legal action or proceeding with respect to this Note or any other Transaction Document or the rights and obligations hereunder or thereunder and such service shall be deemed completed upon delivery thereof to such agent. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the Company at its address set forth in Section 11 hereof, but the failure of the Company to receive such copy shall not affect in any way the service of such process. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law. The Company waives in each such action and other legal proceeding the right to trial by jury and the right to assert any counterclaim or setoff.

13. Replacement Note. This Note amends and restates, is in substitution of and supersedes, the Amended and Restated Senior Secured Note Due April 14, 2004, dated as of April 14, 1999,

which amended and restated the Senior Secured Note Due April 14, 2002, dated as of April 14, 1999, which was issued pursuant to the Purchase Agreement.

[signature appears on next page]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered as of the day and year and at the place first above written.

SENETEK PLC

By:
Wade H. Nichols
Executive Vice President,
Corporate Development

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